                                           Exhibit 10.1(a)
                                            ---------------















                AGREEMENT AND PLAN OF MERGER

                            AMONG

             MONTAG & CALDWELL ASSOCIATES, INC.,

             ALLEGHANY ACQUISITION CORPORATION,

                   ALLEGHANY CORPORATION

                             AND

                      THE SHAREHOLDERS

                             OF

             MONTAG & CALDWELL ASSOCIATES, INC.







                 DATED AS OF APRIL 29, 1994

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                       TABLE OF CONTENTS
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                                                         Page
                                                         -----


ARTICLE I  The Merger . . . . . . . . . . . . . . . . .   1

1.1.   The Merger . . . . . . . . . . . . . . . . . . .   1
1.2.   Closing. . . . . . . . . . . . . . . . . . . . .   2
1.3.   Effective Time . . . . . . . . . . . . . . . . .   2
1.4.   Other Agreements . . . . . . . . . . . . . . . .   2
1.5.   Transfer of Surviving Corporation. . . . . . . .   3

ARTICLE II  The Surviving Corporation . . . . . . . . .   3

2.1.   The Articles of Incorporation. . . . . . . . . .   3
2.2.   The Bylaws . . . . . . . . . . . . . . . . . . .   3
2.3.   Officers and Directors . . . . . . . . . . . . .   3

ARTICLE III  Conversion of Shares in the Merger . . . .   4

3.1.   Conversion of Shares . . . . . . . . . . . . . .   4
3.2.   Payment for Shares . . . . . . . . . . . . . . .   6

ARTICLE IV  Representations and Warranties
            of the Company and the Shareholders . . . .   7

4.1.   Corporate Organization and Qualification . . . .   7
4.2.   Authorized Capital . . . . . . . . . . . . . . .   7
4.3.   Corporate Authority. . . . . . . . . . . . . . .   8
4.4.   Compliance . . . . . . . . . . . . . . . . . . .   9
4.5.   Financial Statements . . . . . . . . . . . . . .  10
4.6.   Undisclosed Liabilities. . . . . . . . . . . . .  11
4.7.   No Material Adverse Change . . . . . . . . . . .  12
4.8.   No Dividends, Sale of Assets, etc. . . . . . . .  12
4.9.   Litigation . . . . . . . . . . . . . . . . . . .  12
4.10.  Tax Matters. . . . . . . . . . . . . . . . . . .  13
4.11.  Assets . . . . . . . . . . . . . . . . . . . . .  16
       (a)  Advisory Clients. . . . . . . . . . . . . .  16
       (b)  Other Agreements. . . . . . . . . . . . . .  16
       (c)  Real Property . . . . . . . . . . . . . . .  16
       (d)  Intangible Property . . . . . . . . . . . .  17
       (e)  Investment Securities . . . . . . . . . . .  17
       (f)  Other Assets. . . . . . . . . . . . . . . .  17
       (g)  Title . . . . . . . . . . . . . . . . . . .  17
4.12.  Benefit Plans. . . . . . . . . . . . . . . . . .  18
4.13.  Interests of Officers, Directors
         and Shareholders . . . . . . . . . . . . . . .  20
4.14.  Employees. . . . . . . . . . . . . . . . . . . .  20
4.15.  Banks. . . . . . . . . . . . . . . . . . . . . .  20
4.16.  Insurance. . . . . . . . . . . . . . . . . . . .  21
4.17.  Absence of Bank or Savings
         and Loan Status. . . . . . . . . . . . . . . .  21
4.18.  Brokers and Finders. . . . . . . . . . . . . . .  22
4.19.  Status of Shareholders . . . . . . . . . . . . .  22
4.20.  Investment Representation. . . . . . . . . . . .  22
4.21.  Shareholder Understandings . . . . . . . . . . .  23
4.22.  Pooling. . . . . . . . . . . . . . . . . . . . .  23
4.23.  Aggregate Materiality. . . . . . . . . . . . . .  23
4.24.  Disclosure . . . . . . . . . . . . . . . . . . .  24

ARTICLE V  Representations and Warranties
           of Parent and Newco. . . . . . . . . . . . .  24

5.1.   Corporate Organization and Qualification . . . .  24
5.2.   Authorized Capital . . . . . . . . . . . . . . .  24
5.3.   Corporate Authority. . . . . . . . . . . . . . .  25
5.4.   Compliance . . . . . . . . . . . . . . . . . . .  26
5.5.   Financial Statements . . . . . . . . . . . . . .  26
5.6.   Undisclosed Liabilities. . . . . . . . . . . . .  26
5.7.   No Material Adverse Change . . . . . . . . . . .  27
5.8.   Litigation . . . . . . . . . . . . . . . . . . .  27
5.9.   SEC Filings. . . . . . . . . . . . . . . . . . .  27
5.10.  Tax Matters. . . . . . . . . . . . . . . . . . .  28
5.11.  Benefit Plans. . . . . . . . . . . . . . . . . .  28
5.12.  Directors' and Officers' Liability
         Insurance. . . . . . . . . . . . . . . . . . .  28
5.13.  Access of Parent . . . . . . . . . . . . . . . .  29
5.14.  Parent Shares. . . . . . . . . . . . . . . . . .  29
5.15.  Brokers and Finders. . . . . . . . . . . . . . .  29
5.16.  Aggregate Materiality. . . . . . . . . . . . . .  29
5.17.  Disclosure . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI  Conditions to the Obligations
            of Parent and Newco . . . . . . . . . . . .  30

6.1.   Compliance with Agreement. . . . . . . . . . . .  30
6.2.   Representations and Warranties . . . . . . . . .  30
6.3.   Opinion of Counsel for the Company and
         the Shareholders . . . . . . . . . . . . . . .  30
6.4.   Approvals. . . . . . . . . . . . . . . . . . . .  30
6.5.   Value of Managed Assets. . . . . . . . . . . . .  30
6.6.   Accounting Treatment . . . . . . . . . . . . . .  31
6.7.   Net Worth. . . . . . . . . . . . . . . . . . . .  31
6.8.   Key Man Insurance. . . . . . . . . . . . . . . .  31
6.9    Benefit Plans. . . . . . . . . . . . . . . . . .  31

ARTICLE VII  Conditions to the Obligations of the
             Company and the Shareholders . . . . . . .  32

7.1.   Compliance with Agreement. . . . . . . . . . . .  32
7.2.   Representations and Warranties . . . . . . . . .  32
7.3.   Opinion of Counsel for Parent and Newco. . . . .  32
7.4.   Approvals. . . . . . . . . . . . . . . . . . . .  32

ARTICLE VIII  Covenants of the Company and
              the Shareholders. . . . . . . . . . . . .  33

8.1.   Covenants Pending the Closing. . . . . . . . . .  33
       (a)  Access to Properties, Books and Records . .  33
       (b)  Carry On in Regular Course. . . . . . . . .  33
       (c)  Preservation of Organization. . . . . . . .  34
8.2    Confidentiality. . . . . . . . . . . . . . . . .  34
8.3.   Filings and Approvals. . . . . . . . . . . . . .  36
8.4.   Best Efforts . . . . . . . . . . . . . . . . . .  36
8.5.   Further Assurances . . . . . . . . . . . . . . .  36
8.6.   Fund Approvals . . . . . . . . . . . . . . . . .  36
8.7.   Employee Benefits. . . . . . . . . . . . . . . .  37
8.8.   Closing Date Balance Sheet . . . . . . . . . . .  37

ARTICLE IX  Covenants of Parent and Newco . . . . . . .  38

9.1.   Access to Properties, Books and
       Records Pending the Closing. . . . . . . . . . .  38
9.2    Confidentiality. . . . . . . . . . . . . . . . .  38
9.3.   Filings and Approvals. . . . . . . . . . . . . .  40
9.4.   Best Efforts . . . . . . . . . . . . . . . . . .  40
9.5.   Further Assurances . . . . . . . . . . . . . . .  40
9.6.   Employee Benefits. . . . . . . . . . . . . . . .  40
9.7.   Registration Rights. . . . . . . . . . . . . . .  41
       (a)  Registration. . . . . . . . . . . . . . . .  41
       (b)  Effectiveness . . . . . . . . . . . . . . .  41
       (c)  Expenses. . . . . . . . . . . . . . . . . .  41
       (d)  Shareholder Agreements. . . . . . . . . . .  42
       (e)  Indemnification under this Section 9.7. . .  42
       (f)  Material Breach . . . . . . . . . . . . . .  43

ARTICLE X  Covenants of the Shareholders and Parent
           Relating to Certain Tax Matters. . . . . . .  44

10.1.  Pre-Merger and Straddle Period Taxes.. . . . . .  44
10.2.  Tax Allocation . . . . . . . . . . . . . . . . .  46
10.3.  Access to Information and Retention
       of Records . . . . . . . . . . . . . . . . . . .  47
10.4   Miscellaneous Covenants. . . . . . . . . . . . .  47

ARTICLE XI  Indemnity . . . . . . . . . . . . . . . . .  48

11.1.  By the Company and the Shareholders. . . . . . .  48
11.2.  By Parent. . . . . . . . . . . . . . . . . . . .  48
11.3.  Limits . . . . . . . . . . . . . . . . . . . . .  49
11.4.  Procedure. . . . . . . . . . . . . . . . . . . .  49
11.5   Shareholders' Representative . . . . . . . . . .  51

ARTICLE XII  Miscellaneous Provisions . . . . . . . . .  52

12.1.  Termination. . . . . . . . . . . . . . . . . . .  52
12.2.  Expenses . . . . . . . . . . . . . . . . . . . .  53
12.3.  Notices. . . . . . . . . . . . . . . . . . . . .  53
12.4.  Entire Agreement; Amendment. . . . . . . . . . .  54
12.5.  Assignment . . . . . . . . . . . . . . . . . . .  55
12.6.  Survival of Representations, Warranties,
         Indemnity Obligations and Covenants. . . . . .  55
12.7.  Governing Law. . . . . . . . . . . . . . . . . .  56
12.8.  Counterparts . . . . . . . . . . . . . . . . . .  56
12.9.  Headings . . . . . . . . . . . . . . . . . . . .  56
12.10. Severability . . . . . . . . . . . . . . . . . .  56
12.11. Public Announcement. . . . . . . . . . . . . . .  56
12.12  IRA Accounts . . . . . . . . . . . . . . . . . .  56

                AGREEMENT AND PLAN OF MERGER
                ----------------------------


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 29, 1994, among Montag & Caldwell Associates, Inc., a Georgia corporation (the "Company"), Alleghany Acquisition Corporation, a Georgia corporation ("Newco") (the Company and Newco being the constituent corporations in the Merger, as defined below), Alleghany Corporation, a Delaware corporation and the owner of all of the issued and outstanding shares of capital stock of Newco ("Parent"), and each of the shareholders of the Company as listed in Exhibit 4.2 hereto (the "Shareholders") (Parent and the Shareholders joining as additional parties).


                    W I T N E S S E T H :
                    - - - - - - - - - - -

          WHEREAS, the Boards of Directors of Parent, Newco and the Company have each determined that it is in the best interests of their respective shareholders for Newco to merge with and into the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Company, Newco, Parent and the
Shareholders desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                          ARTICLE I

                         The Merger

          1.1. The Merger. Subject to the terms and condi-tions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes herein-after referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Georgia Business Corporation Code (the "Georgia Code").

          1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Smith, Gambrell & Russell, Atlanta Financial Center, East Tower, 3343 Peachtree Road, N.E., Suite 1800, Atlanta, Georgia at 10:00 a.m. on the fifth business day after which the last to be fulfilled or waived of the conditions set forth in Articles VI and VII hereof shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place, time or date as the Company and Parent may agree. The date of the Closing is hereinafter referred to as the "Closing Date."

          1.3. Effective Time. At the Closing, the Company and Parent will cause a Certificate of Merger, in the form set forth in Exhibit 1.3 hereto (the "Georgia Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Georgia as provided in Section 14-2-1105(b) of the Georgia Code. The Merger shall become effective on the date on which the Georgia Certificate of Merger has been duly filed with the Secretary of State of the State of Georgia, and such time is hereinafter referred to as the "Effective Time."

          1.4. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the following agreements shall be executed and delivered: (a) employment agreements in the form set forth in Exhibit 1.4(a) hereto between the Montag & Caldwell, Inc., a wholly owned subsidiary of the Company ("M&C"), and each of Solon P.
Patterson, Ronald E. Canakaris and David F. Seng; and (b) non-compete agreements in the form set forth in Exhibit
1.4(b) hereto between M&C and each of Janet B. Bunch, Elizabeth C. Chester, Jane R. Davenport, Charlotte F. Fox,
Richard W. Haining, Grover C. Maxwell III, Carolyn Sue
Tyson, William A. Vogel, and Homer W. Whitman, Jr. The parties agree that at the Closing the Executive Incentive
Compensation Plan in the form attached as Exhibit 1 to the foregoing employment agreements shall be implemented.

          1.5. Transfer of Surviving Corporation. The Shareholders hereby acknowledge that Parent shall have the right to transfer, and intends to, exchange or contribute the shares of the capital stock of the Surviving Corporation to or with its wholly owned subsidiary Chicago Title and Trust Company ("CT&T") or a wholly owned subsidiary thereof (the "Transferee") after the Effective Time.

                         ARTICLE II

                  The Surviving Corporation

          2.1. The Articles of Incorporation. The Articles of Incorporation of the Company (the "Articles") in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles shall be amended at and as of the Effective Time as set forth in the Georgia Certificate of Merger. As so amended, such Articles shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the Georgia Code.

          2.2.  The Bylaws.  Immediately prior to the
Effective Time, the Bylaws of the Company shall be restated in their entirety as set forth in Exhibit 2.2(a) hereto, and such Bylaws shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the Georgia Code. Immediately prior to the Effective Time, the Bylaws of M&C shall be restated in their entirety as set forth in Exhibit 2.2(b) hereto, and such Bylaws shall be the Bylaws of M&C until duly amended in accordance with the terms thereof and the Georgia Code.
Each of the Shareholders shall at the Closing consent to the termination of the stock repurchase obligations set forth in the current Bylaws of the Company.

          2.3. Officers and Directors. The directors of Newco immediately prior to the Effective Time shall be Solon
P. Patterson, Ronald E. Canakaris, David F. Seng, Stuart D. Bilton and either John J. Burns, Jr. or David B. Cuming, and such directors, and the officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation and M&C until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and M&C, respectively.


                         ARTICLE III

             Conversion of Shares in the Merger

          3.1. Conversion of Shares. The manner of converting shares of the Company and Newco in the Merger shall be as follows:

          (a) At the Effective Time, each share of the common stock, par value $1.00 per share, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, 20.14829 shares (the "Merger Consideration") of common stock, par value $1.00 per share, of Parent (the "Parent Shares"). The number of Parent Shares into which each Share shall be converted was determined as follows: $30,000,000 was divided by $141.00 (which amount reflects an adjustment made in respect of the 2 percent dividend payable in Parent Shares on April 26, 1994 to holders of record on April 1,
1994), and that result (212,766 Parent Shares) was then divided by 10,560 Shares to be outstanding immediately prior to the Effective Time. 212,766 Parent Shares shall be issued at the Effective Time, and the foregoing Merger Consideration shall be adjusted if, in accordance with
Section 4.2 hereof, less than 10,560 Shares are outstanding at the Effective Time. Any fractional shares resulting from such conversion to which the holder of Parent Shares otherwise would be entitled shall not be issued but shall be paid in cash. The Merger Consideration shall be subject to adjustment as follows:

          (i) If on or after the date hereof and before the Effective Time Parent shall, on a pro rata basis,
     (A) declare or pay a dividend or make a distribution to holders of Parent Shares (other than the 2 percent dividend payable in Parent Shares on April 26, 1994 to holders of record on April 1, 1994), (B) subdivide the outstanding Parent Shares into a greater number of shares, (C) combine the outstanding Parent Shares into a smaller number of shares, or (D) issue by reclassification of the outstanding Parent Shares any securities, the Merger Consideration shall be adjusted so that each Shareholder shall be entitled to receive the kind and number of shares of Parent Shares and/or other securities which he or she would have owned or been entitled to receive immediately following such action had the Effective Time occurred immediately prior thereto.

          (ii) If on or after the date hereof and before the Effective Time Parent shall distribute on a pro rata basis to holders of Parent Shares either
     (A) evidences of indebtedness or assets (excluding cash dividends or distributions), or (B) any other securities of Parent or any rights, warrants, or options to subscribe for, purchase or otherwise acquire securities of Parent in a transaction not covered by subsection (i) above (any of which are referred to herein as "Other Securities"), then Parent shall reserve for the benefit of each Shareholder such amount of Other Securities as he or she would have owned or been entitled to receive immediately following such action had the Effective Time occurred immediately prior thereto. In addition, from the date hereof until the Effective Time Parent shall reserve for the benefit of each Shareholder any principal, interest, dividends or other property payable with respect to Other Securities as and when such interest, dividends or other property is distributed to the holders of Parent Shares. If such a reserve is made, at the Effective Time each Shareholder shall be entitled to receive from Parent his or her share of Other Securities, together with the principal, interest, dividends or other property payable with respect thereto. In the event that any of the actions set forth in Section 3.1(a)(i) hereof are taken with respect to the Other Securities on or before the Effective Time, then each Shareholder shall be entitled to receive the kind and number of shares of Other Securities and/or other securities which he or she would have owned or been entitled to receive immediately following such action had the Effective Time occurred immediately prior thereto.

All Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 hereof.

          (b) At the Effective Time, each share of the common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or the holder of such shares, be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall thereafter constitute the only shares of capital stock of the Surviving Corporation issued and outstanding.

          3.2.  Payment for Shares.

          (a) At the Effective Time, each registered holder of a certificate or certificates representing Shares (a "Holder") shall surrender to Parent such certificate or certificates, and shall receive in exchange therefor a certificate representing the number of full Parent Shares into which the Shares represented by the surrendered certificate or certificates shall have been converted, and cash in lieu of any fractional shares to which the Holder otherwise would be entitled.

          (b) If any certificate or certificates which immediately prior to the Effective Time represented Shares are for any reason not surrendered at the Effective Time pursuant to Section 3.2(a) hereof, such certificate or certificates shall be deemed for all corporate purposes to evidence ownership of the number of full Parent Shares into which the Shares represented by such certificate or certificates shall have been converted and cash in lieu of any fractional Parent Shares. No dividends or distributions will be paid to a Holder until he or she has surrendered his or her certificate or certificates representing Shares, upon which surrender there shall be paid to such Holder, but without interest thereon, all dividends and distributions payable on the Parent Shares subsequent to the Effective Time. No transfers shall be made on the stock transfer books of the Surviving Corporation at the Effective Time, except to Parent as provided in Section 3.1(b) hereof.

          (c) If a certificate for Parent Shares is to be issued to a person other than the Holder of the certificate surrendered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the Holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (d) None of Parent, Newco or the Company shall be liable to any Holder for any Parent Shares transferred or any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         ARTICLE IV

               Representations and Warranties
             of the Company and the Shareholders

          Each of the Company and the Shareholders severally and not jointly represents and warrants to Parent and Newco as follows:

          4.1.  Corporate Organization and Qualification.
Exhibit 4.1 hereto sets forth a true and complete list of the jurisdictions of incorporation of the Company and M&C and the jurisdictions in which each is qualified to do business. The Company does not own any equity interest in any entities except for M&C and except as set forth in
Exhibit 4.11(e). Each of the Company and M&C is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where the absence of which would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole. Each of the Company and M&C has the requisite corporate power and authority to carry on its business as it is now being conducted. Since July 1, 1985, neither the Company nor M&C has been engaged in any business other than the business which is now being conducted by it. The Company has delivered to Parent a true and complete copy of the Articles and Bylaws of the Company and the Articles of Incorporation and Bylaws of M&C, each as amended to date, and each is in full force and effect.

          4.2. Authorized Capital. The authorized capital stock of the Company consists of 100,000 Shares, of which 10,180 Shares are issued and outstanding as of the date hereof. Options to purchase an additional 380 Shares have been granted and are outstanding as of the date hereof.
Such options will be exercised (or, if permitted without causing the failure of the condition set forth in Section
6.6 hereof, terminated) immediately prior to the Closing Date, and, if exercised, a total of no more than 10,560 Shares will be issued and outstanding as of the Closing Date. All of the issued and outstanding Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are (or, in the case of option holders, will be) owned by the persons listed in
Exhibit 4.2 hereto (in the amounts so listed) free and clear of all liens, pledges, security interests, claims and other encumbrances of any nature whatsoever except as set forth in
Exhibit 4.2 hereto, which exceptions shall not exist on the Closing Date. Exhibit 4.2 also sets forth a list of the positions of such persons with the Company and M&C. The authorized capital stock of M&C consists of 500 shares, par value $1.00 per share, all of which have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are owned by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances of any nature whatsoever. Except as set forth above or in Exhibit 4.2 hereto (which sets forth information regarding parties, dates of issuance or exercise, and prices), there are no shares of capital stock of the Company or M&C authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or M&C. Exhibit 4.2 hereto sets forth a list of all transactions in the Shares or in the shares of M&C since January 1, 1992. None of the Company, M&C (in each case for its own account) or the Shareholders own any Parent Shares.

          4.3. Corporate Authority. Exhibit 4.3 hereto is a true and complete list of all material permits, approvals, qualifications, filings, consents or waiting periods of third parties and regulatory authorities which are required by the Company and M&C for the consummation of the transactions contemplated by this Agreement (the "Company Approvals"). The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, including, without limitation, the written consent of all of the Shareholders approving this Agreement pursuant to Section 14-2-1103 of the Georgia Code. A true and complete copy of such consent is set forth in Exhibit 4.3 hereto. This Agreement constitutes a legal, valid and binding obligation of each of the Company and the Shareholders, enforceable against it, him or her in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a breach or violation of any of the provisions of the Articles or Bylaws of the Company or of the Articles of Incorporation or Bylaws of M&C; (b) subject to the granting of the Company Approvals, conflict with, result in a breach or violation of, result in a default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Company or M&C is a party or by which any of their assets or properties is otherwise bound; or (c) subject to the granting of the Company Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or M&C or any of their assets or properties, except, with respect to each of clauses (a), (b) and (c) of this Section 4.3, where the effect of such conflict, breach, violation, default, loss or acceleration, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole.

          4.4  Compliance.

          (a) Each of the Company and M&C is, and has been since July 1, 1985, in compliance with all laws, regulations and requirements applicable to the operation of its business (including, without limitation, the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, all applicable state laws requiring registration, licensing or qualification as an investment adviser or broker-dealer, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), equal employment opportunity or other similar laws), with which the failure to so comply would have a material adverse effect on its condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole.

          (b) M&C is, and has been since July 1, 1985, duly registered as an investment adviser under the Advisers Act and is currently so registered under the applicable laws of the states set forth in Exhibit 4.4(b) hereto, each such registration is in full force and effect, and M&C is not required to be registered as an investment adviser in any other jurisdiction. The Company is not required to be so registered. The Company heretofore has furnished to Parent true and complete copies, as filed and amended to date, of Form ADV, all state registration forms, and current reports required to be filed by M&C pursuant to the Advisers Act or applicable state laws.

          (c) Neither the Company nor M&C is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is required to be registered or licensed as a broker-dealer under the Exchange Act.

          (d) Except as set forth in Exhibit 4.4(d) hereto, none of the following has occurred since July 1, 1985:
(i) any investigative or disciplinary proceedings by the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD"), the New York Stock Exchange (the "NYSE") or any other federal, state or self-regulatory authority against the Company, M&C or, to the best knowledge of the Company and the Shareholders, any of their directors, officers or employees; (ii) any loss of clients who generated revenues, on an annualized basis, of more than $50,000; or (iii) the issuance of any consent judgments, decrees, cease and desist or other orders, disqualifications, penalties or special restrictions against the Company, M&C or, to the best knowledge of the Company and the Shareholders, any of their directors, officers or employees (including, without limitation, criminal convictions) relating to or affecting the conduct of the business of the Company or M&C.

          4.5.  Financial Statements.

          (a) The audited consolidated balance sheets of the Company as at December 31, 1993 and February 28, 1993 and the related audited consolidated statements of income and retained earnings and cash flows for the ten months ended December 31, 1993 and the twelve months ended February 28, 1993 (the "Annual Financial Statements"), which heretofore have been delivered to Parent, present fairly in all material respects the consolidated financial position and results of operations of the Company and M&C as of the dates and for the periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as may otherwise be specifically indicated in such financial statements.

          (b)  The audited balance sheets of M&C as at
December 31, 1993 and February 28, 1993, which heretofore have been delivered to Parent, present fairly in all material respects the financial position of M&C as of the dates indicated therein in accordance with generally accepted accounting principles applied on a basis consistent with the Annual Financial Statements.

          (c) The unaudited consolidated balance sheets as at seven days before the Closing Date and as at the Closing Date and the related unaudited consolidated statements of income and retained earnings referred to in Sections 6.7 and
8.8 hereof will fairly present in all material respects (subject to normal, recurring year-end adjustments) the consolidated financial position and results of operations of the Company and M&C as of the date and for the period indicated therein in accordance with generally accepted accounting principles applied on a basis consistent with the Annual Financial Statements (except for footnote presentation and except that such statements shall be unaudited); provided, however, that notwithstanding the foregoing the unaudited consolidated balance sheets shall reflect the Tax Accrual and any accruals required under
Section 8.7(a) hereof. Without limiting the generality of the foregoing, all accruals of revenues and expenses will be properly reflected in accordance with generally accepted accounting principles consistent with the past practices of the Company. The net worth of the Company as at seven days before the Closing Date and as at the Closing Date shall not be less than $1.9 million after taking into account all actions permitted pursuant to Exhibit 8.1(b) hereto (whether or not such actions have been taken). For purposes of this Agreement, the "net worth of the Company" shall mean the excess of total assets of the Company over total liabilities of the Company, all as shown on the unaudited consolidated balance sheets prepared pursuant hereto.

          4.6. Undisclosed Liabilities. As at December 31, 1993, neither the Company nor M&C had any obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, which, individually or in the aggregate, would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole except and to the extent disclosed in the Annual Financial Statements as at December 31, 1993. Since December 31, 1993, neither the Company nor M&C has incurred or become subject to any obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, except in the ordinary course of business and except for the actions permitted pursuant to Exhibit 8.1(b) hereto.

          4.7. No Material Adverse Change. Except for the options described in Exhibit 4.2 hereto and except as set forth in Exhibit 8.1(b) hereto, since December 31, 1993, there has not been any material adverse change in the condition (financial or otherwise), earnings, assets, lia-bilities or business of the Company and M&C taken as a whole as reflected in the Annual Financial Statements as at December 31, 1993, whether or not arising from transactions in the ordinary course of business, and, except as set forth in Exhibit 4.3 hereto, neither the Company nor any Shareholder is aware of any fact or condition relating to the business of the Company or M&C which any of them reason-ably believes might result in such a material adverse change after the Closing Date. A fluctuation in the market value of Managed Assets, as defined in Section 4.11(a) hereof, due to general market conditions shall not in and of itself be deemed to be a material adverse change for purposes of this
Section 4.7.

          4.8. No Dividends, Sale of Assets, etc. Except as set forth in Exhibit 8.1(b) hereto, since December 31, 1993, there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock; any sale, assignment, transfer or other disposition of any material tangible or intangible asset other than in the ordinary course of business and other than the sales of Shares described in Exhibit 4.2 hereto; or any amendment, termination or waiver of any right of substantial value belonging to or held by the Company.

          4.9.  Litigation.  Except as set forth in Exhibit
4.9 hereto, there are no actions, suits, proceedings, claims, investigations or examinations pending or, to the best knowledge of the Company or any Shareholder, threatened against the Company or M&C or their businesses, properties or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any private arbitration panel, which, if adversely determined, would result in a judgment of more than $25,000 or which would otherwise have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole.

          4.10.  Tax Matters.

          (a) Except for income tax returns for the taxable year ended December 31, 1993, the Company and M&C have duly and timely filed (either separately or on a consolidated or combined basis) with the appropriate government agencies, all returns, declarations, reports, information returns, statements or extensions relating to Taxes (as hereinafter defined), including any schedule or attachment thereto or any amendment thereof (the "Tax Returns") required to be filed by the Company and M&C on or before the Closing Date, and such Tax Returns are true, correct and complete in all material respects. The term "Taxes", as used in this Agreement, shall mean any federal, state, local, or foreign income, gross receipts, ad valorem, value added, license, payroll, employment, excise, severance, stamp, stock transfer, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalties, fines, assessments or additions to tax, whether disputed or not, imposed in respect of the foregoing, or in respect of any failure to comply with any requirements regarding Tax Returns. Notwithstanding the foregoing, 1993 and 1994 Fulton County personal property taxes are in dispute. The liability in respect thereof shall not exceed $15,000 per year, and if not resolved by the Closing Date shall be accrued on the unaudited consolidated balance sheets of the Company referred to in Section 4.5(c) hereof.

          (b) All Taxes attributable to the operations, acts or omissions of the Company and M&C for any and all periods through and including the Closing Date have been (i) paid or deposited, (ii) accrued as liabilities, or (iii) shown as deferred tax credits related to the Company's change to the accrual method for income tax purposes in 1993 (the sum of (ii) and (iii) being defined as the "Tax Accrual") as of the Closing Date on the balance sheets of the Company referred to in Section 4.5(c) hereof. Neither the Company nor M&C is delinquent in the payment of any Taxes, there are no liens on any of the assets of the Company or M&C that arose in connection with any failure (or alleged failure) to pay any Taxes nor has either of them requested any extension of time within which to pay any Taxes or file any Tax Returns except to the extent that such Taxes will have been paid or such Tax Returns will have been filed by the Closing Date except for income tax returns for the taxable year ended December 31, 1993. Neither the Company nor M&C has waived any statute of limitation or granted any waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against the Company or M&C and no power of attorney granted by the Company or M&C with respect to any tax matter is currently in force, except a power of attorney in favor of Charles N. D'Huyvetter and Ronald A. Swichkow dated August 24, 1993 relating to an application for approval of a change in accounting method from cash to the accrual basis. There is no claim or deficiency for any Taxes which has been threatened or asserted against the Company or M&C. There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or M&C with regard to any Taxes, nor is any claim for additional Taxes or assessment of Taxes threatened or asserted by any tax authority.

          (c) To the best knowledge of the Company, M&C, and the Shareholders, the Tax Returns of, or which include, the Company and M&C have not been examined by the Internal Revenue Service or any other similar taxing authority having the responsibility for auditing Tax Returns for taxable periods of the Company and M&C ending on or before December 31, 1993, or all material deficiencies asserted as a result of such examinations have been paid or finally settled. No issue has been raised by the Internal Revenue Service or such other similar taxing authority having the responsibility for auditing any Tax Returns for the jurisdictions in which such Tax Returns are filed in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. The Company and M&C have provided Parent with true and complete copies of all federal, state and local income tax returns constituting part of the Tax Returns which relate to the conduct of the businesses of the Company and M&C, as well as any correspondence and agreements with the Internal Revenue Service or such other similar taxing authority having the responsibility for auditing any Tax Returns for the jurisdictions in which such returns are filed for all periods for which assessments are not barred by operation of the relevant statute of limitations.

          (d) (i) Neither the Company nor M&C has filed an election, consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) no indebtedness of the Company or M&C consists of "corporate acquisition indebtedness" within the meaning of
Section 279 of the Code other than the indebtedness payable to Alexander & Alexander, Inc. reflected in the Annual Financial Statements; (iii) neither the Company nor M&C has sustained for any taxable year an "overall foreign loss" within the meaning of Section 904(f)(2) of the Code; (iv) neither the Company nor M&C could be liable for the Taxes of any other person as a "transferee" within the meaning of
Section 6901 of the Code; (v) no property of the Company or M&C is "tax-exempt use property" within the meaning of
Section 168(h) of the Code, nor property that is or will be required to be treated as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (vi) neither the Company nor M&C is a "real property holding company" within the meaning of Sections 897(c)(2) and 897(c)(1)(A)(ii) of the Code; (vii) neither the Company nor M&C is a party to any agreement which would require the Company or M&C to make any payment which would constitute a "parachute payment" for purposes of Sections 280G and 4999 of the Code; (viii) neither the Company nor M&C has any liability for the Taxes of any other person (other than the Company and M&C) under
Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise; (ix) no deferred intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations have occurred among the Company and M&C; (x) neither the Company nor M&C has an excess loss account as defined in Section 1.1502-19 of the Treasury Regulations; (xi) neither the Company nor M&C has a net basis increase as defined in Section 1.1502-32T of the Treasury Regulations with respect to any shares of stock of the Company or M&C which the other owns; (xii) neither the Company nor M&C is a party to any tax sharing agreement or tax indemnity agreement which would require the Company or M&C to make any payment to any person (other than the Company and M&C) by reason of any Taxes imposed upon such person; and (xiii) the Shareholders as a group have no present plan, intention or arrangement to dispose of any of the Parent Shares received in the Merger if such disposition would reduce the aggregate fair market value of the Parent Shares (with such fair market value measured as of the Closing Date) retained by the Shareholders to an amount less than 50 percent of the aggregate fair market value of the shares of the Company immediately before the Closing Date.

          4.11.  Assets.

          (a) Advisory Clients. Exhibit 4.11(a) hereto sets forth a true and complete list of the advisory clients of the Company (the "Advisory Clients"), showing for each client its name, fee arrangements and assets under the Company's management (the "Managed Assets") valued as of December 31, 1993 and as of March 31, 1994. Exhibit 4.11(a) also shows an estimated annualized fee for each such client and an estimated fee for the three months ended March 31, 1994. Each such client has an investment advisory contract with the Company, each such contract is in full force and effect, the Company is not in material breach, violation or default thereunder, and none of the Company or the Shareholders is aware of a breach, violation or default thereunder by the Advisory Client. As of the date hereof, no such client has terminated, or has advised the Company or any Shareholder of its intention, orally or in writing, to terminate, such contract, except as disclosed in Exhibit 4.11(a) hereto.

          (b) Other Agreements. Exhibit 4.11(b) hereto sets forth a true and complete list of all agreements (other than the contracts referred to in Section 4.11(a) hereof) to which the Company or M&C is a party or by which it is bound and which are material to the business of the Company and M&C taken as a whole. Each such agreement is in full force and effect, neither the Company nor M&C is in breach, violation or default thereunder in any material respect, and none of the Company or the Shareholders is aware of a breach, violation or default thereunder by any other parties thereto.

          (c) Real Property. Exhibit 4.11(c) hereto sets forth a true and complete copy of the lease for the office space occupied by the Company and M&C at 1100 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia (the "Lease"). The Lease is in full force and effect and there are no existing defaults thereunder nor does there exist any event or condition which, with notice or lapse of time or both, would constitute grounds for termination or re-entry thereunder. Neither the Company nor M&C owns or leases any other real property.

          (d) Intangible Property. Exhibit 4.11(d) hereto is a true and complete list of all copyrights, patents, trademarks and trade names owned by the Company or M&C. All such rights are valid, subsisting and in full force and effect without interference by any other person. Neither the Company nor M&C has received any notice with respect to any alleged infringement or unlawful use of any intangible property right owned or alleged to be owned by others.

          (e)  Investment Securities.  Exhibit 4.11(e)
hereto sets forth a true and complete list of all securities owned by each of the Company and M&C for its own account (the "Investment Securities"), including the percentage of the outstanding securities so owned. The acquisition and ownership of the Investment Securities complied and complies in all material respects with all applicable laws and regulations. Except for the Shareholders Agreement entered into as of May 29, 1992, by and between Ward and Associates, Inc., the Company and Ward/M&C Asset Management, Inc., as amended (the "Shareholders Agreement"), no obligations or liabilities of any nature whatsoever have accrued or will accrue to the Company or M&C in respect of such acquisition and ownership except for obligations or liabilities that may accrue to minority stockholders generally. Any obligations of the Company or M&C arising under the Shareholders Agreement shall be paid or discharged prior to the Closing, or will be fully reflected on the unaudited consolidated balance sheets referred to in Section 4.5(c) hereof. Any service by any employees of the Company as officers or directors of Ward/M&C Asset Management, Inc. may not be inconsistent with such employees' agreements entered into pursuant to Section 1.4 hereof, and shall be in such employees' individual capacities and not on behalf or at the request of the Company.

          (f) Other Assets. Exhibit 4.11(f) hereto sets forth a true and complete list of all other assets (or cate-gories of assets) of the Company and M&C, including, without limitation, client lists, books and records, insurance policies, claims, memberships and licenses.

          (g) Title. Each of the Company and M&C has good and marketable title to all of its assets free and clear of all liens, security interests, pledges, agreements, claims, charges, options and encumbrances of any nature whatsoever. All assets necessary for the conduct of the business of each of the Company and M&C as currently conducted are owned by or leased or licensed to it, and neither any Shareholder nor, to the best knowledge of the Company and the Shareholders, any other person owns, or has any rights whatsoever in, any such assets. To the extent applicable, such assets have been properly maintained and are in good operating condition and repair, ordinary wear and tear excepted.

          4.12.  Benefit Plans.

          (a) Exhibit 4.12 hereto sets forth a true and complete list describing all of the employee benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of ERISA) maintained by the Company or M&C, or with respect to which the Company or M&C has a liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (the "Benefit Plans"). There are no benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees, directors or consultants of the Company or M&C other than the Benefit Plans.

          (b)  With respect to each Benefit Plan, the
Company has delivered to Parent true and complete copies of:
(i) any and all plan texts and agreements, (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto), (iii) the most recent annual report, if applicable, (iv) the two most recent annual and periodic accountings of plan assets, if applicable, (v) the most recent determination letter received from the Internal Revenue Service, if applicable, and (vi) the most recent actuarial valuation, if applicable.

          (c) Except as set forth in Exhibit 4.12 hereto, with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) or 403(a) of the Code, such plan so qualifies, and its trust, if applicable, is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws; (iii) no breach of fiduciary duty has occurred with respect to which the Company, M&C or any Benefit Plan may be liable or otherwise damaged; (iv) no disputes are pending or threatened; (v) no prohibited transaction has occurred with respect to which the Company, M&C or any Benefit Plan may be liable or otherwise damaged; (vi) no "reportable event" (within the meaning of Section 4043(b) of ERISA) has occurred with respect to which the Company, M&C or any Benefit Plan may be liable or otherwise damaged; (vii) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Company in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis;
(viii) all contributions made or required to be made under such plan meet the requirements for deductibility under the Code; (ix) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, without liability to itself; (x) no such plan requires the Company or M&C to continue to employ any employee, director or consultant; (xi) with respect to each such plan subject to either Section 412 of the Code or
Section 302 of ERISA (1) such plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable, both individually and in the aggregate, (2) no such plan has incurred an accumulated funding deficiency, whether or not waived, and
(3) based on the plan's actuarial assumptions, such plan's assets have and will have a fair market value at least equal to the greater of (A) the plan's "benefit liabilities," as defined in Section 4001(a)(16) of ERISA or (B) the plan's "projected benefit obligation," as defined in Statement of Financial Accounting Standards No. 87; and (xii) no such plan has invested in (1) insurance or annuity contracts issued by an insurance company with an A.M. Best Company, Inc. rating of claims-paying ability below A++ or (2) employer securities or employer real property.

          (d) No Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 4064 of ERISA or Section 413(c) of the Code). Neither the Company nor M&C has a current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer plan or multiple employer plan.

          (e)  With respect to each Benefit Plan which
provides welfare benefits of the type described in Section
3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees, directors or consultants of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code; (ii) each such plan has been administered in compliance with Sections 601-608 of ERISA and 4980B(f) of the Code; and
(iii) no such plan has reserves, assets, surpluses or prepaid premiums, except as disclosed in the Annual
Financial Statements or in the unaudited consolidated balance sheets referred to in Section 4.5(c) hereof.

          (f)  The consummation of the transactions
contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment made or contemplated under any Benefit Plan constitutes an "excess parachute payment" within the meaning of Section 280G of the Code.

          4.13.  Interests of Officers, Directors and
Shareholders. Except as set forth in Exhibit 4.13 and other than in respect of salaries, incentive awards and bonuses or amounts due in respect of ordinary travel and business expenses and Benefit Plans, no present officer, director or shareholder of the Company or M&C nor any immediate family member thereof has any agreement, loan or other obligation outstanding with, to or from the Company or M&C or for which the Company or M&C may be liable, or has any material interest in any firm, person or entity with which the Company or M&C does business.

          4.14. Employees. Exhibit 4.14 hereto is a true and complete list of all employees of the Company and M&C, and their employment dates and positions, and whether any such employee has a written agreement with the Company or M&C other than the employment agreements and non-compete agreements referred to in Section 1.4 hereof. The Company has heretofore delivered to Parent a true and complete list of the current salary of each such employee, and the salaries, incentive awards, bonuses and other compensation paid to each such employee for the year ended December 31, 1993 (shown separately). Except as set forth in Exhibit
4.14 hereto, since December 31, 1993, neither the Company nor M&C has terminated or experienced the resignation of any employee. There are no collective bargaining agreements relating to any employees of the Company or M&C. Within the last two years neither the Company nor M&C has experienced any material work stoppage or has been the subject of any collective bargaining agreement.

          4.15. Banks. Exhibit 4.15 hereto is a true and complete list of all banks or other financial institutions in which the Company or M&C has an account or a line of credit, showing a description of each account or line of credit, or in which the Company or M&C has a safe deposit box.

          4.16. Insurance. Exhibit 4.16 hereto sets forth a true and complete list of all policies of insurance maintained by the Company and M&C, showing the subject matter, the beneficiary and the amount of coverage for each policy. Other than life insurance policies, the insurance coverage provided by the policies of insurance in force is reasonably adequate for the conduct of the business conducted by the Company and M&C in accordance with sound business practices and, to the best knowledge of the Company and the Shareholders, is not substantially different from that which is customary in the industry.

          4.17. Absence of Bank or Savings and Loan Status. Neither the Company nor M&C (a) is an "insured bank" or is eligible for federal deposit insurance within the meaning of the Federal Deposit Insurance Act, as amended; (b) is a "savings association" for purposes of the Regulations for Savings and Loan Holding Companies, 12 CFR Sections 583-584 and the Regulations for the Acquisition of Control of Savings Associations, 12 CFR Section 574; (c) accepts deposits within the meaning of 12 U.S.C. Section 378; (d) is a "bank" or a "bank holding company"; (e) owns or "controls" 5 percent or more of the voting securities of a "bank" or "bank holding company," as such terms are defined in the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder; (f) is regulated as a bank under the laws or regulations of its jurisdiction of incorporation; (g) is a "savings and loan holding company";
(h) "controls" any "savings association," as such terms are defined in 12 CFR Sections 574 and 583; (i) has acquired by purchase or otherwise, or retains, more than 5 percent of the voting stock or shares of a "savings association" or "savings and loan holding company," as such terms are defined in 12 CFR Section 583; or (j) is regulated as a savings and loan institution under the laws or regulations of its jurisdiction of incorporation. None of the "management officials," as such term is defined in the Depository Institution Management Interlocks Act and the rules and regulations promulgated thereunder (the "Interlocks Act"), of the Company or M&C holds any position that, subsequent to the Effective Time, would be in violation of the Interlocks Act due to Parent's status as a savings and loan holding company.

          4.18.  Brokers and Finders.  None of the Company,
M&C or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Company has employed Berkshire
Capital Corporation as its financial adviser, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

          4.19. Status of Shareholders. Each Shareholder represents that: (a) such Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Shareholder's acquisition of Parent Shares hereunder; (b) such Shareholder has the ability to bear the economic risks of such Shareholder's acquisition hereunder, including a complete loss of his or her investment in Parent Shares; (c) such Shareholder has been furnished with and has had access to such information as such Shareholder has considered necessary to make a determination as to his or her acquisition hereunder; (d) such Shareholder has had all questions asked by such Shareholder concerning the operations of Parent and Newco answered by Parent and Newco in a satisfactory manner; (e) such Shareholder has not been offered the Parent Shares by any form of general solicitation or general advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; and (f) such Shareholder has not relied on any representations and warranties of Parent and Newco other than those contained in this Agreement and in the exhibits and other documents delivered pursuant hereto.

          4.20. Investment Representation. The Parent Shares to be acquired by each Shareholder will be acquired by such Shareholder for his or her own account for purposes of investment and not with a view to distribution in a manner which would be in violation of the Securities Act or the securities or "Blue Sky" laws of any state or jurisdiction of the United States, provided that any disposition of such Shareholder's property shall at all times be within his or her control. Such Shareholder agrees that he or she will comply with all federal and state securities or "Blue Sky" laws with respect to the Parent Shares.

          4.21.  Shareholder Understandings.

          (a) Such Shareholder understands that the Parent Shares have not been registered under the Securities Act and may be transferred only if so registered or if an exemption therefrom is available. Such Shareholder will not sell or dispose of any of the Parent Shares without (i) the registration, qualification, approval and listing of the Parent Shares, or (ii) the delivery to Parent of an opinion of counsel, in form and substance reasonably satisfactory to counsel for Parent, that such proposed sale or disposition is exempt from the provisions of Section 5 of the Securities Act.

          (b)  Until such time as, and unless, the
registration, qualification, approval and listing of the Parent Shares are effective, such Shareholder understands that the certificate for the Parent Shares received by him or her pursuant to the Merger shall bear a legend to the effect that the Parent Shares represented by such certificate have not been registered under the Securities
Act and may not be transferred in the absence of such registration or an exemption therefrom.

          (c) Notwithstanding the effectiveness of such registration, qualification, approval and listing of the Parent Shares, such Shareholder understands that, until the publication of Parent's consolidated financial statements which include at least thirty days of post-Merger operations, if such Shareholder is deemed an affiliate of the Company for purposes of the conditions for the "pooling-of-interests" method of accounting referred to in
Section 6.6 hereof, the certificate for Parent Shares received by him or her pursuant to the Merger shall continue to bear a legend to the effect that the Parent Shares represented by such certificate may not be transferred.

          4.22. Pooling. Neither the Company nor any of the Shareholders has taken any of the actions set forth in
Exhibit 4.22 hereto, provided, however, that none of the actions disclosed in this Agreement or in the exhibits hereto shall constitute a breach or violation of this
Section 4.22.

          4.23.  Aggregate Materiality.  There are no
events, situations, obligations or liabilities of the types described in this Article IV and excepted therefrom solely because individually they do not have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole which, in the aggregate, would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of the Company and M&C taken as a whole.

          4.24. Disclosure. The information provided by the Company and the Shareholders in this Agreement and in the exhibits and other documents delivered pursuant hereto does not contain any untrue statement of a material fact or omit to state herein a material fact necessary to make the statements made herein, in light of the circumstances under which they are made, not misleading.

                          ARTICLE V

     Representations and Warranties of Parent and Newco

          Each of Parent and Newco hereby represents and warrants to the Company and the Shareholders as follows:

          5.1. Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where the absence of which would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole. Each of Parent and Newco has the requisite corporate power and authority to carry on its business as it is now being conducted. Parent has delivered to the Company a true and complete copy of its Restated Certificate of Incorporation and By-Laws, and of Newco's Articles of Incorporation and Bylaws, each as amended to date, and each is in full force and effect.

          5.2. Authorized Capital. The authorized capital stock of Parent consists of 22,000,000 Parent Shares, of which 6,748,301 Parent Shares are issued and outstanding, and 8,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. All of the issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding. Such shares have been duly authorized and are validly issued, fully paid and nonassessable, and are owned by Parent free and clear of all liens, pledges, security interests, claims and other encumbrances of any nature whatsoever.

          5.3. Corporate Authority. Exhibit 5.3 hereto is a true and complete list of all material permits, approvals, qualifications, filings, consents or waiting periods of third parties and regulatory authorities which are required by Parent or Newco for the consummation of the transactions contemplated by this Agreement (the "Parent and Newco Approvals"). Each of Parent and Newco has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Newco have been duly and validly authorized by all necessary corporate action on the part of Parent and Newco, and this Agreement constitutes a legal, valid and binding obligation of each of Parent and Newco, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a breach or violation of any of the provisions of Parent's Restated Certificate of Incorporation or By-Laws or Newco's Articles of Incorporation or Bylaws; (b) subject to the granting of the Parent and Newco Approvals, conflict with, result in a breach or violation of, result in a default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Parent or Newco is a party or by which any of their respective assets or properties is otherwise bound; or (c) subject to the granting of the Parent and Newco Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Newco or any of their respective assets or properties, except, with respect to each of clauses (a), (b) and (c) of this Section 5.3, where the effect of such conflict, breach, violation, default, loss or acceleration, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole.

          5.4.  Compliance.

          (a) Each of Parent and Newco is in compliance with all laws, regulations and requirements applicable to the operation of its business, with which the failure to so comply would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole.

          (b) Except as set forth in Exhibit 5.4(b) hereto, none of the following has occurred since January 1, 1987:
(i) any investigative or disciplinary proceedings by the SEC, the NASD, the NYSE or any other federal, state or self-regulatory authority against Parent or CT&T or, to the best knowledge of Parent, any of its or CT&T's directors, officers or employees; or (ii) the issuance of any consent judgments, decrees, cease and desist or other orders, material disqualifications, material penalties or material special restrictions against Parent or CT&T or, to the best knowledge of Parent, any of its or CT&T's directors, officers or employees (including, without limitation, criminal convictions) relating to or affecting the conduct of the business of Parent or CT&T.

          5.5.  Financial Statements.  The audited
consolidated balance sheets of Parent and its subsidiaries as at December 31, 1993 and 1992 and the related audited consolidated statements of earnings, changes in common stockholders' equity and cash flows for each of the years then ended ("Parent's Annual Financial Statements"), which heretofore have been delivered to the Company, present fairly the consolidated financial position and results of operations of Parent and its subsidiaries as of the dates and for the periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as may otherwise be specifically indicated therein.

          5.6. Undisclosed Liabilities. As at December 31, 1993, Parent had no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, which, individually or in the aggregate, would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole except and to the extent disclosed in Parent's Annual Financial Statements as at December 31, 1993. Since December 31, 1993, Parent has not incurred or become subject to any obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, which, individually or in the aggregate, would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole.

          5.7.  No Material Adverse Change.  Since
December 31, 1993, there has not been any material adverse change in the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole as reflected in Parent's Annual Financial Statements as at December 31, 1993, whether or not arising from transactions in the ordinary course of business, and Parent is not aware of any fact or condition relating to its business which it reasonably believes might result in such a material adverse change after the Closing Date. A fluctuation in the market value of Parent Shares due to general market conditions shall not in and of itself be deemed to be a material adverse change for purposes of this Section 5.7.

          5.8. Litigation. There are no actions, suits, proceedings, claims, investigations or examinations pending or, to the best knowledge of Parent, threatened against Parent or its subsidiaries or their businesses, properties or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would result in a judgment of more than $1,000,000 or which would otherwise have a material adverse effect on the condition
(financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole.

          5.9.  SEC Filings.

          (a) Parent has delivered to the Company: (i) its annual reports to stockholders for the fiscal years ended December 31, 1993 and 1992; its annual reports on Form 10-K for the fiscal years ended December 31, 1993 and 1992; (ii) its proxy statements relating to the meetings the stockholders of Parent held on April 23, 1993 and on April 22, 1994; and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1993.

          (b) As of its filing date, no such report or statement contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (c) Promptly upon the filing thereof with the SEC, Parent will deliver to the Company any current reports on Form 8-K and any other reports, statements, schedules or registration statements filed with the SEC from the date hereof until the Closing Date.

          5.10. Tax Matters. Parent has duly and timely filed with the appropriate governmental agencies all Tax Returns required to be filed on or prior to the Closing Date, and all Taxes shown to be due on such Tax Returns have been fully paid or provided for on Parent's books.

          5.11. Benefit Plans. Exhibit 5.11 hereto sets forth a true and complete list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained by CT&T for employees generally. Each such benefit plan that is intended to qualify under Section 401(a) of the Code (including, without limitation, the Chicago Title and Trust Company Savings and Profit Sharing Plan and the Chicago Title and Trust Company Pension Plan):
(a) has received a determination letter from the Internal Revenue Service expressing that it is so qualified and that its trust, if applicable, is exempt from taxation under
Section 501(a) of the Code, as of the date of the letter;
(b) to the knowledge of CT&T, has not been amended in a manner that would adversely affect the qualified-status of such plan; and (c) has been administered and enforced substantially in accordance with its terms, to the extent that such terms have not been superceded by changes in applicable law which are not required to be reflected in the plan text as of the Effective Time, and all applicable laws. The Chicago Title and Trust Company Savings and Profit Sharing Plan contains, or, if appropriate, shall be amended to contain, provisions that would, if appropriate, permit the Montag & Caldwell, Inc. Savings and Retirement Plan to be merged into the Chicago Title and Trust Company Savings and Profit Sharing Plan; provided, however, CT&T shall in no event be obligated to cause such an amendment or merger.

          5.12. Directors' and Officers' Liability
Insurance. Parent has heretofore delivered (or shall deliver within ten (10) days after the date hereof) to the Company a copy of the Executive Liability and Indemnification policy issued to Parent. As of the Effective Time, the officers and directors of the Company and M&C shall be included as insured persons under such policy.

          5.13.  Access of Parent.  Parent represents that:
(a) Parent has been furnished with and has had access to such information as Parent has considered necessary to make a determination as to its acquisition hereunder; (b) Parent has had all questions asked by it concerning the operations of the Company and M&C answered by the Company and M&C in a satisfactory manner; and (c) Parent has not relied on any representations and warranties of the Company, M&C or the Shareholders other than those contained in this Agreement and in the exhibits and other documents delivered pursuant hereto.

          5.14. Parent Shares. The Parent Shares that will be issued to the Shareholders in accordance with this Agreement have been duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and nonassessable.

          5.15. Brokers and Finders. None of Parent, Newco or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

          5.16.  Aggregate Materiality.  There are no
events, situations, obligations or liabilities of the types described in this Article V and excepted therefrom solely because individually they do not have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole which, in the aggregate, would have a material adverse effect on the condition (financial or otherwise), earnings, assets, liabilities or business of Parent and its subsidiaries taken as a whole.

          5.17. Disclosure. The information provided by Parent and Newco in this Agreement and in the exhibits and other documents delivered pursuant hereto does not contain any untrue statement of a material fact or omit to state herein a material fact necessary to make the statements made herein, in light of the circumstances under which they are made, not misleading.


                         ARTICLE VI

      Conditions to the Obligations of Parent and Newco

          The obligations of each of Parent and Newco under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

          6.1. Compliance with Agreement. The Company and each Shareholder shall have performed and complied in all material respects with all the terms, covenants and conditions required by this Agreement to be performed or complied with by it, him or her on or before the Closing
Date, and Parent and Newco shall have received from the Company and each Shareholder at the Closing a certificate, dated the Closing Date, to that effect. Attached to the Company's certificate shall be a certified copy of the resolutions of the Board of Directors of the Company, and a certified copy of the written consent of the Shareholders, in each case adopting or approving this Agreement and authorizing the transactions contemplated hereby.

          6.2.  Representations and Warranties.  The
representations and warranties made by the Company and each Shareholder in this Agreement shall be true and correct in all material respects (except that each of the representations and warranties made by the Company and each Shareholder which is qualified by materiality shall be true and correct in all respects) as of the Closing Date except for any changes permitted by the terms hereof or consented to by Parent and Newco, and Parent and Newco shall have received from the Company and each Shareholder at the Closing a certificate, dated the Closing Date, to that effect.

          6.3. Opinion of Counsel for the Company and the Shareholders. Parent and Newco shall have received an opinion from Smith, Gambrell & Russell, counsel for the Company and the Shareholders, dated the Closing Date, substantially in the form set forth in Exhibit 6.3 hereto.

          6.4.  Approvals.  All Company Approvals and all
Parent and Newco Approvals shall have been obtained and be in effect on the Closing Date.

          6.5. Value of Managed Assets. Advisory Clients as of the date hereof (together with Advisory Clients who become such after the date hereof and prior to the Closing
Date) owning Managed Assets on the Closing Date which, if valued as of March 31, 1994, would have had a value of at least 90 percent of the value of Managed Assets as at March
31, 1994 (or $1,801,872,701 in Managed Assets valued at
March 31, 1994), shall have consented in writing to the change of control contemplated herein constituting an assignment (as defined in the Investment Advisors Act of 1940, as amended) of their contracts with the Company or M&C.

          6.6. Accounting Treatment. The acquisition of the Company by Parent pursuant to the Merger shall have met all of the conditions for the "pooling-of-interests" method of accounting for business transactions, in accordance with Accounting Principles Board Opinion No. 16, Business Combinations, and Parent shall have received such assurances from its independent certified public accountants with respect thereto as it shall reasonably require.

          6.7. Net Worth. The Company shall have delivered to Parent an unaudited consolidated balance sheet of the Company as at seven business days before the Closing Date and the related unaudited consolidated statement of income and retained earnings, prepared as set forth in Section 4.5(c). The net worth of the Company as at seven days before the Closing Date and as at the Closing Date shall not be less than $1.9 million after taking into account all actions permitted pursuant to Exhibit 8.1(b) hereto (whether or not such actions have been taken), and Parent and Newco shall have received from the Company at the Closing a certificate, dated the Closing Date, to that effect.

          6.8. Key Man Insurance. All actions reasonably required to be taken by the Company, M&C, Solon P.
Patterson, Ronald E. Canakaris and David F. Seng to apply for life insurance policies on such individuals, naming the Company or M&C as beneficiaries, shall have been taken.

          6.9. Benefit Plans. The Benefit Plans shall be reasonably satisfactory to Parent in its sole discretion in good faith.

                         ARTICLE VII

                Conditions to the Obligations
             of the Company and the Shareholders

          The obligations of the Company and the
Shareholders under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

          7.1. Compliance with Agreement. Each of Parent and Newco shall have performed and complied in all material respects with all the terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, and the Company and the Shareholders shall have received from each of Parent and Newco at the Closing a certificate, dated the Closing Date, to that effect. Attached to Newco's certificate shall be a certified copy of the resolutions of the Board of Directors of Newco, and a certified copy of the written consent of Parent as the sole stockholder of Newco, and attached to Parent's certificate shall be a certified copy of the resolutions of the Board of Directors of Parent, in each case adopting or approving this Agreement and authorizing the transactions contemplated hereby.

          7.2.  Representations and Warranties.  The
representations and warranties made by Parent and Newco in this Agreement shall be true and correct in all material respects (except that each of the representations and warranties made by Parent and Newco which is qualified by materiality shall be true and correct in all respects) as of the Closing Date except for any changes permitted by the terms hereof or consented to by the Company and the Shareholders, and the Company and the Shareholders shall have received from each of Parent and Newco at the Closing a certificate, dated the Closing Date, to that effect.

          7.3.  Opinion of Counsel for Parent and Newco.
The Company and the Shareholders shall have received an opinion from Donovan Leisure Newton & Irvine, counsel for
Parent and Newco, dated the Closing Date, substantially in the form set forth in Exhibit 7.3 hereto.

          7.4.  Approvals.  All Company Approvals and all
Parent and Newco Approvals shall have been obtained and be in effect on the Closing Date.

                        ARTICLE VIII

        Covenants of the Company and the Shareholders

          8.1. Covenants Pending the Closing. From and after the date hereof and until the Closing Date:

          (a) Access to Properties, Books and Records. The Company and the Shareholders shall afford or cause to be afforded to Parent and to the attorneys, accountants and other authorized representatives (collectively, "Representatives") of Parent reasonable access during normal business hours and upon reasonable notice as often as they reasonably desire to the Company, M&C and their employees, properties, books and records in order to afford Parent the opportunity to make such investigations of the affairs of the Company and M&C as it deems desirable. The Company and the Shareholders shall also furnish or cause to be furnished to Parent such information relating to the businesses and affairs of the Company and M&C as Parent shall from time to time reasonably request. Parent also shall be afforded the opportunity to confer with the Company's Advisory Clients if Parent reasonably determines that to be necessary or advisable; provided, however, that all arrangements relating thereto shall be made by Solon P. Patterson (or other officer of the Company appointed by him), who may attend any such conferences.

          (b) Carry On in Regular Course. Except as set forth in Exhibit 8.1(b) hereto, (i) the Company and M&C shall carry on their businesses diligently and substantially in the same manner as presently being conducted and shall not make or institute any material change in their methods of operations or doing business; provided, however, that each of the Advisory Clients shall be contacted to advise it, him or her of the prospective change in control of the Company, and shall be sent a letter to such effect substantially in the form of Exhibit 8.1(b)(i) hereto; (ii) without the prior written consent of Parent, none of the Company, M&C or any of the Shareholders shall grant any bonuses to any of the employees of the Company or M&C, alter or increase the present compensation of such employees, or amend the current terms of the Benefit Plans; provided, however, that bonuses may be granted consistent with the past practices of the Company and M&C with the prior approval of Parent, which approval shall not be unreasonably withheld; and (iii) no capital expenditures shall be incurred or contracted for, by or on behalf of the Company or M&C in excess of $10,000 in the aggregate without the prior written consent of Parent.

          (c) Preservation of Organization. Each of the Company and M&C shall maintain its corporate existence and powers and its qualification as a foreign corporation in the states listed in Exhibit 4.1 hereto. The Company shall not amend its Articles or Bylaws (except as required pursuant to Section 2.2 hereof), M&C shall not amend its Articles of Incorporation or Bylaws, and neither the Company nor M&C shall make any change in its authorized or issued capital stock. Each of the Company, M&C and the Shareholders shall use its, his or her reasonable best efforts to (i) preserve intact the business organization of the Company and M&C,
(ii) keep available to Parent the present key officers and employees of the Company and M&C (except for Carolyn Tyson who has announced that she intends to retire),
(iii) preserve for Parent the relationships of the Company and M&C with their clients, suppliers and others having business relations with them, (iv) maintain all of the properties of the Company and M&C in customary repair, order and condition, and (v) take all steps reasonably necessary to maintain the intangible assets of the Company and M&C.

          8.2.  Confidentiality.  As a condition to the
Company and the Shareholders furnishing to Parent, Newco or their Representatives financial and other information that has not heretofore been made generally available on a nonconfidential basis pursuant to Section 8.1(a) hereof, Parent and Newco agree to treat such information furnished to them (both orally and in writing) by the Company, the Shareholders or their Representatives, and all notes, analyses, compilations, studies, interpretations and other material prepared by Parent, Newco or their Representatives containing or based in whole or in part on any such information (collectively, the "Evaluation Material"), as follows:

          (a) Parent and Newco recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company and the Shareholders if information contained therein is disclosed to any third party.

          (b) Parent and Newco agree that the Evaluation Material will be used solely for the purpose of evaluating the transaction contemplated hereby. Parent and Newco agree that neither of them will disclose any of the Evaluation Material to any third party without the prior written consent of the Company; provided, however, that any such information may be disclosed to the Representatives of the Parent and Newco who need to know such information for the purpose of evaluating the transaction contemplated hereby and who agree to keep such information confidential and to be bound by the provisions of this Section 8.2 to the same extent as if they were parties hereto.

          (c) In the event that Parent, Newco or their Representatives are requested in any proceeding to disclose any Evaluation Material, they will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Parent, Newco or their Representatives are nonetheless compelled by law to disclose such Evaluation Material, Parent, Newco or their Representatives, as the case may be, may disclose such information in such proceeding without liability hereunder; provided, however, that Parent, Newco or their Representatives, as the case may be, give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of the Company and at the Company's expense, use their reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

          (d)  In the event that the transaction
contemplated by this Agreement is not consummated, Parent, Newco and their Representatives will promptly redeliver to the Company all copies of all Evaluation Material furnished by the Company, the Shareholders or their Representatives and will destroy all analyses, compilations, studies and other material based in whole or in part on such material prepared by Parent, Newco or their Representatives.

          (e) Parent, Newco and their Representatives shall have no obligation hereunder with respect to any information in the Evaluation Material furnished by the Company, the Shareholders or their Representatives to the extent that such information (y) has been made public other than by the acts of Parent, Newco or their Representatives in violation of this Agreement or (z) becomes available to the Parent, Newco or their Representatives on a nonconfidential basis from a source that is entitled to disclose it on a nonconfidential basis.

          (f)  In the event that the transaction
contemplated by this Agreement is not consummated, for a period of five years after the date of termination of this Agreement neither Parent nor Newco shall solicit any of the Advisory Clients with the objective of providing to such clients the same or substantially similar services as those provided by the Company.

          (g) Parent and Newco agree that money damages would not be a sufficient remedy for any breach of the covenants set forth in this Section 8.2 by either of them or their Representatives, and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Parent and Newco further agree to waive, and to use their reasonable best efforts to cause their Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Parent and Newco agree to be responsible for any breach of the covenants set forth in this Section 8.2 by any of their Representatives.

          8.3. Filings and Approvals. Each of the Company and M&C shall duly make all regulatory filings required to be made by it prior to the Effective Time in respect of this Agreement or the transactions contemplated hereby.

          8.4.  Best Efforts.  Each of the Company and the
Shareholders agrees to use its, his or her reasonable best efforts to consummate the transactions contemplated hereby, including, without limitation, satisfaction of the conditions set forth in Article VI hereof.

          8.5.  Further Assurances.  Each of the
Shareholders agrees that he or she will, from time to time at and subsequent to the Closing Date, at the request of Parent and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Parent may reasonably request in order more effectively to consummate the transactions contemplated hereby. None of the Shareholders will take any of the actions set forth in
Exhibit 8.5 hereto; provided, however, that none of the actions disclosed in this Agreement or in the exhibits hereto shall constitute a breach or violation of this
Section 8.5.

          8.6. Fund Approvals. Each of the Company and the Shareholders agrees to use its, his or her reasonable best efforts to obtain the required approvals of the board of directors and shareholders of The Enterprise Group of Funds, Inc. for the renewal or continuation of the Portfolio Manager's Agreement dated February 25, 1992 between M&C and Enterprise Capital Management, Inc., including, without limitation, the payment of the reasonable costs thereof.

          8.7.  Employee Benefits.

          (a) Prior to the Effective Time, the Company shall contribute to the Montag and Caldwell, Inc. Savings and Retirement Plan, or shall accrue as a liability on the balance sheets referred to in Section 4.5(c) of this Agreement, an employer profit-sharing contribution and a employer matching contribution, with such amounts to be mutually determined by the Company and Parent, based on historical contribution rates. In addition, prior to the Effective Time, the Company shall accrue the following amounts as a liability on the balance sheets referred to in
Section 4.5(c) of this Agreement: (i) the amount of any penalty, tax or other liability that may result from the items disclosed in part (B) of Exhibit 4.12 hereto, with such amounts to be mutually determined by the Company and Parent; (ii) any other penalty, tax, levy, charge or liability relating to employee benefits as the Company should reflect in accordance with generally accepted accounting principles and consistent with the past practices of the Company. To the extent the Company's liability for the items listed in (i) and (ii) is less than the amount the Company has accrued on the balance sheets referred to in
Section 4.5(c) of this Agreement, the Company shall pay such deficit accrual to the Shareholders pro rata according to the number of Shares owned by each Shareholder immediately prior to the Closing. The Company shall pay such amounts promptly after its liability for the items listed in (i) and
(ii) for periods preceding the Closing Date becomes final.

          (b) Prior to the Effective Time, the Company shall provide such information relating to the employee benefit plans, programs and arrangements of the Company and M&C as Parent may request in writing within five business days after receipt of such request.

          8.8. Closing Date Balance Sheet. Within 30 days after the Closing Date, the Company will deliver to Parent an unaudited consolidated balance sheet as at the Closing
Date and the related unaudited consolidated statement of income and retained earnings, prepared as set forth in
Section 4.5(c) hereof.

                         ARTICLE IX

                Covenants of Parent and Newco

          9.1. Access to Properties, Books and Records Pending the Closing. From and after the date hereof and until the Closing Date, Parent and Newco shall afford or cause to be afforded to Company, the Shareholders' Representative (as defined in Section 11.5 hereof) and their Representatives reasonable access during normal business hours and upon reasonable notice as often as they reasonably desire to the Parent and Newco and their employees, properties, books and records in order to afford the Company the opportunity to make such investigations of the affairs of the Parent and Newco as it deems desirable consistent with Parent's obligations under the federal securities laws with respect to the sale of securities. Parent and Newco shall also furnish or cause to be furnished to Company such information relating to the businesses and affairs of Parent and Newco as the Company shall from time to time reasonably request consistent with Parent's obligations under the federal securities laws with respect to the sale of securities.

          9.2. Confidentiality. As a condition to Parent and Newco furnishing to the Company, the Shareholders' Representative or their Representatives financial and other information that has not heretofore been made generally available on a nonconfidential basis pursuant to Section 9.1 hereof, the Company and the Shareholders agree to treat such information furnished to them (both orally and in writing) by Parent, Newco or their Representatives and all notes, analyses, compilations, studies, interpretations and other material prepared by the Company, the Shareholders or their Representatives containing or based in whole or in part on any such information (collectively the "Evaluation Material"), as follows:

          (a) The Company and the Shareholders recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Parent and Newco if information contained therein is disclosed to any third party.

          (b) The Company and the Shareholders agree that the Evaluation Material will be used solely for the purpose of evaluating the transaction contemplated hereby. The Company and the Shareholders agree that none of them will disclose any of the Evaluation Material to any third party without the prior written consent of Parent; provided, however, that any such information may be disclosed to the Representatives of the Company and the Shareholders who need to know such information for the purpose of evaluating the transaction contemplated hereby and who agree to keep such information confidential and to be bound by the provisions of this Section 9.2 to the same extent as if they were parties hereto.

          (c)  In the event that the Company, the
Shareholders or their Representatives are requested in any proceeding to disclose any Evaluation Material, they will give Parent prompt notice of such request so that Parent may seek an appropriate protective order. If, in the absence of a protective order, the Company, the Shareholders or their Representatives are nonetheless compelled by law to disclose such Evaluation Material, the Company, the Shareholders or their Representatives, as the case may be, may disclose such information in such proceeding without liability hereunder; provided, however, that the Company, the Shareholders or their Representatives, as the case may be, give Parent written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of Parent and at Parent's expense, use their reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

          (d)  In the event that the transaction
contemplated by this Agreement is not consummated, the Company, the Shareholders and their Representatives will promptly redeliver to Parent all copies of all Evaluation Material furnished by Parent, Newco or their Representatives and will destroy all analyses, compilations, studies and other material based in whole or in part on such material prepared by the Company, the Shareholders or their Representatives.

          (e)  The Company, the Shareholders and their
Representatives shall have no obligation hereunder with respect to any information in the Evaluation Material furnished by the Parent, Newco or their Representatives to the extent that such information (y) has been made public other than by the acts of the Company, the Shareholders or their Representatives in violation of this Agreement or (z) becomes available to the Company, the Shareholders or their Representatives on a nonconfidential basis from a source that is entitled to disclose it on a nonconfidential basis.

          (f) The Company and the Shareholders agree that money damages would not be a sufficient remedy for any breach of the covenants set forth in this Section 9.2 by any of them or their Representatives, and that, in addition to all other remedies, Parent and Newco shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Company and the Shareholders further agree to waive, and to use their reasonable best efforts to cause their Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. The Company and the Shareholders agree to be responsible for any breach of the covenants set forth in this Section 9.2 by any of their Representatives.

          9.3.  Filings and Approvals.  Each of Parent and
Newco shall duly make all regulatory filings required to be made by it prior to the Effective Time in respect of this Agreement or the transactions contemplated hereby.

          9.4.  Best Efforts.  Each of Parent and Newco
agrees to use its reasonable best efforts to consummate the transactions contemplated hereby, including, without limitation, satisfaction of the conditions set forth in
Article VII hereof.

          9.5. Further Assurances. Parent agrees that it will, from time to time at and subsequent to the Closing Date, at the request of the Shareholders and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as the Shareholders may reasonably request in order more effectively to consummate the transactions contemplated hereby.

          9.6. Employee Benefits. Prior to the Effective Time, the Company and Parent shall use their best efforts to resolve in a mutually agreeable fashion all issues regarding the provision of employee benefits to employees of the Surviving Corporation and M&C subsequent to the Effective Time, including, without limitation, the period, if any, that the Benefit Plans listed in Exhibit 4.12 hereto shall be continued in full force and effect and the extent to which, if at all, the employees of the Surviving Corporation and M&C shall be covered under the benefit plans listed in
Exhibit 5.11 hereto.

          9.7.  Registration Rights.

          (a) Registration. Upon execution and delivery of this Agreement, Parent shall use its reasonable best efforts to effect as promptly as practicable, but no later than the first day that the Shareholders are able to resell Parent Shares without violating any of the conditions for the pooling-of-interests method of accounting referred to in
Section 6.6 hereof, (i) the registration on Form S-3 and/or qualification with, or the approval of, any governmental authority under any federal or state securities laws of the Parent Shares issued as Merger Consideration, and (ii) the listing of such Parent Shares with any domestic securities exchange on which Parent's common stock is then listed, in each case as may be required to permit the sale or other disposition of such Parent Shares by the Shareholders. Parent may, upon written notice to the Shareholders, defer such registration for a reasonable period but not in excess of 90 days if it has made a good faith determination that the filing of a registration statement at such time would require the disclosure of material information which Parent has a bona fide business purpose for preserving as confidential or that Parent is unable to comply with SEC requirements. Parent shall be under no obligation to effect an underwritten offering of the Parent Shares but agrees to cooperate in all reasonable respects should any of the Shareholders desire to effect an underwritten offering of their Parent Shares at no cost to Parent.

          (b)  Effectiveness.  Parent shall use its
reasonable best efforts to keep effective and maintain any registration, qualification, approval or listing of the Parent Shares required pursuant to this Section 9.7, and from time to time to amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable federal and state securities laws, until the earlier of the date on which all of the Parent Shares covered by the registration statement have been sold by the Shareholders or the second anniversary of the Closing Date. Parent shall furnish to each Shareholder such number of copies of such prospectus, as amended from time to time, and supplements thereto, as such Shareholder may reasonably request.

          (c)  Expenses.  All expenses incident to the
obligations of Parent under Sections 9.7(a) and 9.7(b) hereof (including, without limitation, registration fees, printing or document reproduction expenses, and fees and expenses of its counsel and accountants) shall be borne by Parent, and all other expenses incident to the disposition by each Shareholder of the Parent Shares held by him or her (including, without limitation, fees and expenses of his or her counsel and all underwriting discounts, if any, brokerage commissions and similar fees) shall be borne by such Shareholder.

          (d) Shareholder Agreements. Each Shareholder shall (i) furnish to Parent such information as Parent may from time to time reasonably request in connection with the registration statement and prospectus, any amendment or supplement thereto or any other filings required by this
Section 9.7; (ii) from and after the Closing Date and for so long as the registration, qualification, approval or listing remains effective, promptly after the sale or any other disposition by him or her of Parent Shares, give Parent written notice of same; (iii) promptly notify Parent of any event which comes to his or her attention which would necessitate an amendment or supplement to the registration statement, prospectus or any of the other filings required by this Section 9.7; and (iv) suspend sales of Parent Shares under such registration statement promptly upon receipt of notice from Parent that such sales may not be made until such registration statement and prospectus are amended or supplemented as necessary.

          (e)  Indemnification under this Section 9.7.

          (i) Parent agrees to indemnify, to the extent permitted by law, the Shareholders and hold them harmless at all times after the date of this Agreement from and against and in respect of any and all liabilities, losses, damages, settlements, claims, costs or expenses, including, without limitation, attorneys' fees (collectively, the "Liabilities"), under the Securities Act, common law or otherwise, arising out of or due to (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registration or qualification of the Parent Shares, or (ii) any omission or alleged omission to state in such registration statement or prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are due to any untrue statement of a material fact contained in, or omission of a material fact from, information furnished in writing to Parent by the Shareholders expressly for use in such registration statement or prospectus. If the offering pursuant to this Section
     9.7 is made through underwriters, Parent agrees to enter into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters to the same extent as provided above with respect to the indemnification of the Shareholders.

          (ii) The Shareholders severally (on a pro rata basis according to the number of such Shareholders' Parent Shares owned by each Shareholder registered or to be registered pursuant hereto) and not jointly agree to indemnify, to the extent permitted by law, Parent, its directors and officers and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act and hold them harmless at all times after the date of this Agreement from and against and in respect of any and all Liabilities arising out of or due to (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registration or qualification of the Parent Shares, or
     (ii) any omission or alleged omission to state in such registration statement or prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such Liabilities arise out of or are due to any untrue statement of a material fact contained in, or omission of a material fact from, information furnished in writing to Parent by the Shareholders expressly for use in such registration statement or prospectus.

          (iii)  The limits on, and the procedures to be
     followed in connection with, the rights of indemnification provided in this Section 9.7(e) are set forth in Sections 11.3 and 11.4 hereof, respectively.

               (f) Material Breach. Any material breach by Parent of its obligations under Sections 9.7(a) and (b) hereof shall constitute a material breach of this Agreement, in which event each Shareholder shall be entitled to exercise all remedies at law or in equity arising out of or relating to such breach including, without limitation, a claim for damages. Any such breach of Sections 9.7(a) and (b) hereof shall not be subject to the indemnity provisions of Article XI hereof.

                          ARTICLE X

          Covenants of the Shareholders and Parent
               Relating to Certain Tax Matters

               10.1.  Pre-Merger and Straddle Period Taxes.
     (a) The Company, at its cost or expense, shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns of the Company and M&C (including any amendments thereto) required to be filed on or before the Closing Date (the "Pre-Merger Returns"), and shall pay, or cause to be paid, all Taxes relating to periods covered by such Pre-Merger Returns. Such Pre-Merger Returns shall be prepared in a manner consistent with the past practices of the Company and M&C and, in any event, as to which there shall be "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i) of the Code) as to the treatment of any item shown on such Pre-Merger Returns. The Company shall furnish a copy of each such Pre-Merger Return to Parent at least thirty days prior to the due date for the filing thereof so that Parent may satisfy itself that such Pre-Merger Return was prepared in compliance with the foregoing sentence. In the event that Parent determines that there is not "substantial authority" for the treatment of any item on any such Pre-Merger Return, such Pre-Merger Return shall not be filed until the Company and Parent mutually agree as to the treatment of any such item.

               (b)  At its own cost and expense, Parent
     shall prepare or cause to be prepared, and file or cause to be filed, Tax Returns covering taxable years ending on or before the Closing Date but due thereafter ("Post-Closing Returns") and Tax Returns for any Straddle Period (as defined in paragraph (d) below), and shall pay, or cause to be paid, all Taxes shown to be due on such returns. Parent shall provide the Shareholders' Representative (as defined in Section
     11.5 hereof) with copies of such completed Post-Closing Returns and Straddle Period Tax Returns, together with related work papers and such other documents as the Shareholders shall reasonably request, and a statement certifying the amount of Taxes shown on such returns that are chargeable to the Shareholders pursuant to
     Section 10.2 hereof (a "Tax Statement") no later than 30 days before the due date for the filing of such Post-Closing Return or Straddle Period Return. The Shareholders and their authorized representatives shall have the right to review the Post-Closing Returns, Straddle Period Tax Returns, and Tax Statements received from Parent pursuant to the terms of this
     Section 10.1(b). The Shareholders and Parent agree to consult each other and to resolve in good faith any issues arising as a result of the review of any such Tax Returns or Tax Statements received from Parent.

               (c)  If a proposed adjustment is asserted in
     writing with respect to a Straddle Period or a period covered by a Post-Closing Return, Parent shall notify the Shareholders' Representative of the proposed assessment within 20 days after receipt thereof.
     Within 20 days of receipt of such notice from Parent, the Shareholders may elect to contest any such proposed assessment jointly with Parent. If such joint control is elected, neither party shall compromise or settle such proposed adjustment without the written consent of the other party, which consent shall not be unreasonably withheld. If such joint control is elected, each party shall bear its own costs and expenses of the contest.

               (d) Any taxable period of the Company or M&C that begins before the Closing Date and ends after the Closing Date shall constitute a "Straddle Period" for purposes of this Agreement. For purposes of this Agreement, the portion of any Tax that is attributable to the operations of any entity for the portion of such Straddle Period up to and including the Closing Date shall be (i) in the case of a Tax that is not based on net income, gross income, sales or gross receipts, the total amount of such tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Effective Time, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, as if such portion of the Straddle Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

               (e) All transfer, gains, stamp, recording or other similar Taxes incurred in connection with the transactions contemplated by this Agreement, including any interest, penalties, fines, assessments or additions to tax, whether disputed or not, imposed in respect of the foregoing, will be borne by the Shareholders. The Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes as required by applicable law, and assume all responsibility for filing such Tax Returns and documentation on an accurate, complete and timely basis. Parent, as appropriate, will join in the execution of any such Tax Return or other documentation.

               10.2.  Tax Allocation.

               (a)  The parties hereto intend that, subject
     to the limitations set forth below, the Shareholders shall be responsible for Taxes attributable to periods through the Closing Date to the extent they exceed the Tax Accrual (as defined in Section 4.10(b) hereof). Accordingly, to the extent the Company's liability for Taxes for periods through the Closing Date exceeds the Tax Accrual, the Shareholders severally (on a pro rata basis according to the number of Shares owned by each Shareholder immediately prior to the Closing), but not jointly agree to indemnify the Company and Parent against such excess Tax liabilities. The limits on, and the procedures to be followed in connection with, the rights of indemnification provided in this Section 10.2(a) are set forth in Sections 11.3 and 11.4 hereof, respectively.

               (b)  To the extent the Company's liability
     for Taxes attributable to periods through the Closing
     Date is less than the Tax Accrual, the Company shall pay such deficit amount to the Shareholders pro rata according to the number of Shares owned by each Shareholder immediately prior to the Closing. The
     Company shall pay such amounts promptly after its liability for Taxes for periods preceding the Closing
     Date becomes final.

          10.3.  Access to Information and Retention of
Records.

          (a) Each of the Shareholders and Parent will provide the other, and Parent, after the Closing, shall cause the Surviving Corporation and M&C to provide the Shareholders, at reasonable times and upon reasonable notice, access to, and a right to copy and use where appropriate, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 10.3(a) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          (b)  The Shareholders shall promptly forward
to Parent, and Parent shall promptly forward to the Shareholders' Representative, all written notifications and other written communications received by the Shareholders or Parent, respectively, relating to any liability for Taxes which may be the basis of an indemnity claim under Article XI.

               10.3.  Miscellaneous Covenants.

          (a)  As of the Closing Date, any tax
allocation or sharing agreement between the Company and M&C, or between the Company or M&C and any third party, will be terminated.

          (b) At the Closing, the Company will furnish a certificate as described in Treas. Reg. Sections
1.897-2(h) and 1.1445-2(c)(3) to the effect that the Shares are not U.S. real property interests within the meaning of Section 897(c) of the Code.

                         ARTICLE XI

                          Indemnity

          11.1. By the Company and the Shareholders. The Company and the Shareholders severally (with respect to the Shareholders, on a pro rata basis according to the number of Shares owned by each Shareholder immediately prior to the Closing), and not jointly agree to indemnify Parent, Newco and Transferee and hold them harmless at all times after the date of this Agreement from and against and in respect of any and all Liabilities arising out of or due to the breach of any representation, warranty or covenant of the Company or the Shareholders set forth in this Agreement or in any of the exhibits or other documents delivered pursuant hereto, and any and all actions, suits, proceedings, demands, assessments or judgments, and costs and expenses, incident to any of the foregoing; provided, however, that this
Section 11.1 shall not apply to the representations, warranties, indemnity obligations and covenants set forth in Sections 4.10 and 9.7 and Article X hereof. Parent, Newco and Transferee agree that indemnification pursuant to this
Section 11.1, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by Parent, Newco and Transferee against the Company or the Shareholders with respect to any claim or action to which this Section
11.1 applies, whether based upon common law breach of contract, fraud, unfair trade, violation of statute or otherwise.

          11.2. By Parent. Parent agrees to indemnify the Company and the Shareholders and hold them harmless at all times after the date of this Agreement from and against and in respect of any and all Liabilities arising out of or due to the breach of any representation, warranty or covenant of Parent or Newco set forth in this Agreement or in any of the exhibits or other documents delivered pursuant hereto, and any and all actions, suits, proceedings, demands, assessments or judgments, and costs and expenses, incident to any of the foregoing provided, however, that this Section
11.2 and the limits thereon set forth in Section 11.3 hereof shall not apply to a material breach of Parent's obligations under Sections 9.7(a) and (b) hereof (and remedies available to the Company or the Shareholders by reason of a material breach by Parent or Sections 9.7(a) and (b) hereof shall be subject to and governed by the provisions of Section 9.7(f) hereof); and provided, further, that this Section 11.2 shall not apply to the representations, warranties, indemnity obligations and covenants set forth in Section 9.7 and
Article X hereof. The Company and the Shareholders agree that indemnification pursuant to this Section 11.2, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by the Company and the Shareholders against Parent with respect to any claim or action to which this
Section 11.2 applies, whether based upon common law breach of contract, fraud, unfair trade, violation of statute or otherwise.

          11.3.  Limits.

          (a) The obligations of the Company and/or the Shareholders to indemnify Parent, Newco and Transferee under Sections 9.7(e)(ii), 10.2(a) or 11.1 hereof shall be limited to aggregate payments of 14,184 Parent Shares, payable in Parent Shares valued as of the Closing Date (unless, in the case of a Shareholder, such Shareholder no longer holds a sufficient number of Parent Shares issued as Merger Consideration to make such payment entirely in Parent Shares, in which case the amount payable by such Shareholder may be paid in cash to the extent not paid in Parent Shares); provided that the Company and the Shareholders shall have no obligation to indemnify Parent, Newco and Transferee under Section 9.7(e)(ii), 10.2(a) or Section 11.1 hereof until such time as the aggregate amount of the Liabilities claimed by Parent, Newco and Transferee exceeds Fifty Thousand Dollars ($50,000), but then in an amount including such Fifty Thousand Dollars ($50,000).

     (b) The obligations of Parent and Newco to indemnify the Company and/or the Shareholders under Section 9.7(e)(i) or Section 11.2 hereof shall be limited to aggregate payments of 14,184 Parent Shares, payable in Parent Shares valued as of the Closing Date; provided that Parent and Newco shall have no obligation to indemnify the Company and the Shareholders under Section 9.7(e)(i) or Section 11.2 hereof until such time as the aggregate amount of Liabilities claimed by the Company and the Shareholders exceeds Fifty Thousand Dollars ($50,000), but then in an amount including such Fifty Thousand Dollars ($50,000).

          11.4.  Procedure.

          (a) Parent, Newco and/or Transferee, on the one hand, and the Company and/or the Shareholders, on the other hand, each agree to promptly notify each other if any of them becomes aware of any Liabilities with respect to which indemnity may be asserted under Sections 9.7 or 10.2(a) hereof or this Article XI (hereinafter referred to as a "claim"), provided that failure to notify the indemnifying party shall not relieve such party from liability except to the extent such party is prejudiced thereby. The party entitled to indemnity (the "Indemnitee") shall permit the party responsible for such indemnity (the "Indemnitor") to assume the defense of any such claim or any litigation resulting from such claim at its own cost.

          (b) If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the Indemnitee may participate, at its expense, in the defense of such claim or litigation provided that the Indemnitor shall direct and control the defense of such claim or litigation. The Indemnitee shall make available to the Indemnitor all records and other materials in the possession or under control of the Indemnitee and required by the Indemnitor in defending any such claim, and shall in all respects give reasonable cooperation in such defense. Except with the written consent of Indemnitee, which consent shall not be unreasonably withheld, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation.

          (c)  If the Indemnitor shall not assume the
defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitee shall not enter into any settlement of such claim or litigation without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor shall promptly reimburse the Indemnitee from time to time for any and all amounts paid for or incurred by the Indemnitee and for which the Indemnitor is obligated pursuant to Sections 9.7 or 10.2(a) hereof or this Article XI, upon submission by the Indemnitee of a statement reflecting the basis upon which such indemnification is sought and the computation of such amounts.

          11.5.  Shareholders' Representative.

          (a) The parties agree that Solon P. Patterson shall act as the representative of the Shareholders (the "Shareholders' Representative") for the purpose of settling on behalf of the Shareholders claims made by the Shareholders under Sections 9.7(e)(i) or Section 11.2 hereof, and representing the Shareholders in any indemnification proceedings by Newco, Parent or Transferee under Section 9.7(e)(ii) and Section 11.1, in each case pursuant to the procedures set forth in Section 11.4 hereof.

          (b) The Shareholders shall be bound by any and all actions taken by the Shareholders' Representative on their behalf.

          (c)  Newco, Parent and Transferee shall be
entitled to rely upon any communication or writings given or executed by the Shareholders' Representative. All notices to be sent to the Shareholders pursuant to the indemnification provisions hereof may be addressed to the Shareholders' Representative and any notice so sent shall be deemed notice to all of the Shareholders hereunder. The Shareholders hereby consent and agree that the Shareholders' Representative is authorized to accept notice on behalf of the Shareholders pursuant hereto.

          (d) If for any reason Solon P. Patterson shall cease to act as the Shareholders' Representative hereunder, the Shareholders shall promptly appoint a new representative. Such appointment shall be deemed to have been made when set forth in a written communication to Parent, signed by holders of at least fifty-one percent (51%) of the Shares immediately prior to the Effective Time.

          (e) The Shareholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Shareholder, with full power in his or her name and on his or her behalf:

          (i) To act on such Shareholders' behalf according to the terms of this Agreement, including, without limitation, the power to act on their behalf in connection with any mater as to which the Shareholders are an "Indemnitor" or "Indemnitee" under this Article XI or under Section 9.7, all in the absolute discretion of the Shareholders' Representative; and

          (ii) In general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

               This power of attorney and all authority hereby conferred is granted subject to the interest of the other Shareholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law, whether by the death or incapacity of any Shareholder, or by the occurrence of any other event. Each Shareholder shall severally and not jointly hold the Shareholders' Representative free and harmless from any and all loss, damage or liability which he may sustain as a result of any action taken in good faith hereunder.

          (f) The Shareholders' Representative shall not be liable for any action taken or omitted to be taken by him except in the case of willful misconduct. Each Shareholder agrees to pay his pro rata portion based upon his or her percentage ownership in the Company prior to the Effective
Time) of all costs and expenses reasonably incurred by the Shareholders' Representative arising out of or in connection with the administration of his duties as Shareholders' Representative, including but not limited to reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability hereunder.

                         ARTICLE XII

                  Miscellaneous Provisions

          12.1.  Termination.  At any time prior to the
Closing Date, this Agreement may be terminated:

          (a) by mutual written consent of the Boards of Directors of Parent and the Company;

          (b) by Parent and Newco at any time after August 31, 1994 (or such later date as shall have been agreed to in writing by Parent and the Company) if any of the conditions set forth in Article VI hereof have not been met or waived in writing by Parent and Newco; or

          (c) by the Company and the Shareholders at any time after August 31, 1994 (or such later date as shall have been agreed to in writing by Parent and the Company) if any of the conditions set forth in Article VII hereof have not been met or waived in writing by the Company and the Shareholders.

In the event of any termination pursuant to this Section 12.1, the parties hereto shall be released from all liabilities and obligations arising under this Agreement with respect to matters contemplated by this Agreement other than for damages to the extent arising from a prior breach of this Agreement.

          12.2. Expenses. Whether or not the Closing takes place and regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisers).

          12.3.  Notices.  All notices or other
communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally, by private courier or fax, or sent by registered or certified mail, postage prepaid, addressed as follows:

          If to Parent or Newco, to

               Alleghany Corporation
               Park Avenue Plaza
               55 East 52nd Street
               33rd Floor
               New York, New York  10055

               Attention:  Mr. David B. Cuming

          with a copy to

               Donovan Leisure Newton & Irvine
               30 Rockefeller Plaza
               New York, New York  10112

               Attention:  Linda E. Ransom, Esq.


          If to the Company, to

               Montag & Caldwell Associates, Inc.
               1100 Atlanta Financial Center
               3343 Peachtree Road, N.E.
               Atlanta, Georgia 30326-1450

               Attention:  Mr. Solon P. Patterson

          with a copy to

               Smith, Gambrell & Russell
               Atlanta Financial Center
               East Tower
               3343 Peachtree Road, N.E.
               Suite 1800
               Atlanta, Georgia  30326-1010

               Attention:  John D. Saunders, Esq.

          If to any of the Shareholders, to such Shareholder at the address listed for such Shareholder under such Shareholder's signature on this Agreement or as permitted pursuant to Section 11.5 hereof, with a copy to

               Smith, Gambrell & Russell
               Atlanta Financial Center
               East Tower
               3343 Peachtree Road, N.E.
               Suite 1800
               Atlanta, Georgia  30326-1010

               Attention:  John D. Saunders, Esq.

          Any party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.

          12.4.  Entire Agreement; Amendment.  This
Agreement, together with the exhibits and other documents delivered pursuant hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the exhibits delivered pursuant hereto.
This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by Parent and the Company.

          12.5. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, executors, administrators, legal representatives and permitted assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of each other party, which consent shall not be unreasonably withheld.

          12.6. Survival of Representations, Warranties, Indemnity Obligations and Covenants. All representations, warranties, indemnity obligations and covenants of the parties hereto which are contained in this Agreement, together with the exhibits and other documents delivered pursuant hereto, shall survive the Closing and remain operative and in full force and effect, regardless of any investigation heretofore or hereafter made by or on behalf of any of the parties hereto; provided, however, that the obligations of the parties for any breach of any representation, warranty, indemnity obligation or covenant made by them herein or therein shall survive the Closing Date only until the first anniversary of the Closing Date, and no claim thereon may be first asserted after such time, except that (a) the indemnity obligations set forth in Sections 11.1 and 11.2 shall survive the Closing only until ten business days after the completion of the first audit of the financial statements of Parent which includes the operations of the Company (if the matter for which indemnity is sought is resolvable by audit) or the first anniversary of the Closing Date (if the matter is not so resolvable);
(b) the representations, warranties, indemnity obligations and covenants set forth in Sections 4.10, 8.2, 9.2 and
Article X hereof shall survive the Closing forever; (c) the representations, warranties, indemnity obligations and covenants set forth in Section 9.6 hereof shall survive the Closing only until the third anniversary of the Closing Date; (d) the representations, warranties, indemnity obligations and covenants set forth in Section 9.7 hereof shall survive the Closing only until the second anniversary of the Closing Date; and (e) the representations, warranties and covenants set forth in Sections 4.22 and 8.5 hereof shall not survive the Closing.

          12.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to agreements made and to be performed entirely within such State, except for matters relating to the validity of corporate action, which shall be governed by the laws of the jurisdiction of incorporation or organization of the relevant corporation.

          12.8.  Counterparts.  This Agreement may be
executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          12.9. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          12.10.  Severability.  In the event that any
provision hereof is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          12.11.  Public Announcement.  At a mutually
agreeable time after the execution of this Agreement, and as soon as practicable after the Closing, joint press releases in a form mutually agreed by the parties shall be issued by Parent and the Company. No other publicity regarding the transactions contemplated by this Agreement shall be made without the prior written approval of each of the Company and Parent, except as may be required by applicable law upon the advice of counsel.

          12.12. IRA Accounts. As reflected in Exhibit 4.2 hereof, a portion of the Shares of five (5) Shareholders are held in their respective Individual Retirement Accounts ("IRAs"). Such Shareholders shall be responsible to cause, and agree to cause, the custodian of the IRA to surrender the Shares held in their respective IRAs to Parent in accordance with Section 3.2(a) hereof. Further, in computing the several liability of each of such Shareholders for the purposes of this Agreement, the percentage ownership of the Shares held by each of the Shareholders shall be deemed to include any shares held in their respective IRAs.

          IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.

                              MONTAG & CALDWELL ASSOCIATES, INC.
Attest:


/s/ Ronald E. Canakaris       By /s/ Solon P. Patterson
- - -----------------------         -----------------------
Name: Ronald E. Canakaris       Name: Solon P. Patterson
Title: President                Title: Chairman

                              ALLEGHANY ACQUISITION CORPORATION
Attest:


/s/ John E. Conway            By /s/ David B. Cuming
- - -----------------------         -----------------------
Name:  John E. Conway           Name: David B. Cuming
Title: Secretary                Title: President

                              ALLEGHANY CORPORATION
Attest:


/s/ John E. Conway            /s/ David B. Cuming
- - -----------------------       -----------------------------
Name:  John E. Conway           Name: David B. Cuming
Title: Vice President,          Title: Senior Vice President
       Secretary and
       Treasurer

Witnesses:                    SHAREHOLDERS


/s/ Kari D.H. Scholar         /s/ Solon P. Patterson
- - ---------------------         ----------------------
                              SOLON P. PATTERSON
                              1360 Barron Court, N.W.
                              Atlanta, Georgia 30327



/s/ Kari D.H. Scholar         /s/ Ronald E. Canakaris
- - ---------------------         -----------------------
                              RONALD E. CANAKARIS
                              4582 Sudbury Road
                              Atlanta, Georgia 30360



/s/ Kari D.H. Scholar         /s/ David F. Seng
- - ---------------------         ----------------------
                              DAVID F. SENG
                              5652 Bend Creek Road
                              Dunwoody, Georgia 30338



/s/ Kari D.H. Scholar         /s/ Janet B. Bunch
- - ---------------------         ----------------------
                              JANET B. BUNCH
                              5241 Willow Ridge Drive
                              Woodstock, Georgia 31088



/s/ Kari D.H. Scholar         /s/ Elizabeth C. Chester
- - ---------------------         ------------------------
                              ELIZABETH C. CHESTER
                              185 West Court
                              Duluth, Georgia 30136



/s/ Kari D.H. Scholar         /s/ Jane R. Davenport
- - ---------------------         ----------------------
                              JANE R. DAVENPORT
                              2460 Peachtree Road, N.W.
                              # 601
                              Atlanta, Georgia 30305



/s/ Kari D.H. Scholar         /s/ Charlotte F. Fox
- - ---------------------         ----------------------
                              CHARLOTTE F. FOX
                              4411 Paces Battle, N.W.
                              Atlanta, Georgia 30327



/s/ Kari D.H. Scholar         /s/ Richard W. Haining
- - ---------------------         ----------------------
                              RICHARD W. HAINING
                              2756 Dover Road, N.W.
                              Atlanta, Georgia 30327


/s/ Kari D.H. Scholar         /s/ Grover C. Maxwell III
- - ---------------------         -------------------------
                              GROVER C. MAXWELL III
                              1199 Brookgate Way
                              Atlanta, Georgia 30319



/s/ Kari D.H. Scholar         /s/ Carolyn Sue Tyson
- - ---------------------         ----------------------
                              CAROLYN SUE TYSON
                              1570 Highway # 212
                              Conyers, Georgia 30208



/s/ Kari D.H. Scholar         /s/ William A. Vogel
- - ---------------------         ----------------------
                              WILLIAM A. VOGEL
                              5260 Redfield Court
                              Dunwoody, Georgia 30338



/s/ Kari D.H. Scholar         /s/ Homer W. Whitman, Jr.
- - ---------------------         -------------------------
                              HOMER W. WHITMAN, JR.
                              77 East Andrews Drive, N.W.
                              # 353
                              Atlanta, Georgia 30305